Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Fourth Quarter and Full Year 2014 Financial Results

2014 Professional Management Revenue Grows 21% Year Over Year

2014 AUM Grows 18% Year Over Year

Company Increases Regular Quarterly Cash Dividend to $0.07 per Share of Common Stock in 2015

SUNNYVALE, Calif. – February 19, 2015 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its fourth quarter and full year ended December 31, 2014.

Financial results for the fourth quarter of 2014 compared to the fourth quarter of 2013:ii

•	Revenue increased 13% to $73.5 million for the fourth quarter of 2014 from $65.2 million for the fourth quarter of 2013.

•	Professional management revenue increased 15% to $64.8 million for the fourth quarter of 2014 from $56.4 million for the fourth quarter of 2013.

•	Net income was $10.1 million, or $0.19 per diluted share, for the fourth quarter of 2014 compared to $9.3 million, or $0.17 per diluted share, for the fourth quarter of 2013.

•	Non-GAAP Adjusted EBITDAii increased 11% to $25.9 million for the fourth quarter of 2014 from $23.3 million for the fourth quarter of 2013.

•	Non-GAAP Adjusted Net Incomeii increased 9% to $12.9 million for the fourth quarter of 2014 from $11.9 million for the fourth quarter of 2013.

•	Non-GAAP Adjusted Earnings Per Shareii increased 9% to $0.24 for the fourth quarter of 2014 from $0.22 for the fourth quarter of 2013.

Financial results for the full year of 2014 compared to the full year of 2013: ii

•	Revenue increased 18% to $281.9 million for 2014 from $239.0 million for 2013.

•	Professional management revenue increased 21% to $245.8 million for 2014 from $202.8 million for 2013.

•	Net income was $37.0 million, or $0.69 per diluted share, for 2014 compared to $30.0 million, or $0.57 per diluted share, for 2013.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.

•	Non-GAAP Adjusted EBITDAii increased 24% to $98.6 million for 2014 from $79.3 million for 2013.

•	Non-GAAP Adjusted Net Incomeii increased 25% to $48.9 million for 2014 from $39.0 million for 2013.

•	Non-GAAP Adjusted Earnings Per Shareii increased 23% to $0.92 for 2014 from $0.75 for 2013.

Key operating metrics as of December 31, 2014:iii

•	Assets under contract (“AUC”) were $895 billion.

•	Assets under management (“AUM”) were $104.4 billion.

•	Members in Professional Management were over 848,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 13.3%iv.

“As millions of baby boomers age and prepare for a longer retirement, it is clear that a growing number of Americans need more help,” said Larry Raffone, president and chief executive officer of Financial Engines. “Our long term growth strategy is rooted in our desire to create a unique offering and experience that will help people with their toughest financial decisions and confidently prepare them for retirement.”

Review of Financial Results for the Fourth Quarter of 2014

Revenue increased 13% to $73.5 million for the fourth quarter of 2014 from $65.2 million for the fourth quarter of 2013. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 15% to $64.8 million for the fourth quarter of 2014 from $56.4 million for the fourth quarter of 2013.

Costs and expenses increased 9% to $57.0 million for the fourth quarter of 2014 from $52.4 million for the fourth quarter of 2013. This was due primarily to increases in fees paid to plan providers for connectivity to plan and plan participant data, wages, benefits, and employer payroll taxes due primarily to increased headcount and higher compensation and facilities-related expenses, partially offset by decreases in non-cash stock-based compensation expense and cash incentive compensation expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) was 40% for the fourth quarter of 2014 compared to 38% for the fourth quarter of 2013.

Income from operations was $16.5 million for the fourth quarter of 2014 compared to $12.9 million for the fourth quarter of 2013. As a percentage of revenue, income from operations was 22% for the fourth quarter of 2014 compared to 20% for the fourth quarter of 2013.

Net income was $10.1 million, or $0.19 per diluted share, for the fourth quarter of 2014 compared to net income of $9.3 million, or $0.17 per diluted share, for the fourth quarter of 2013.

iii	Operating metrics include both advised and subadvised relationships.
iv	Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2013 and the Form 10-K to be filed for the year ended December 31, 2014.

On a non-GAAP basis, Adjusted Net Incomeii was $12.9 million and Adjusted Earnings Per Shareii were $0.24 for the fourth quarter of 2014 compared to Adjusted Net Income of $11.9 million and Adjusted Earnings Per Share of $0.22 for the fourth quarter of 2013.

“Because of our solid, predictable profitability and strong cash generation we can confidently increase the regular quarterly dividend by 17% to $0.07 in 2015 in addition to buying shares through the stock repurchase program we initiated in November 2014,” said Ray Sims, chief financial officer of Financial Engines.

Assets Under Contract and Assets Under Management

AUC was $895 billion as of December 31, 2014, an increase of 14% from $786 billion as of December 31, 2013, due primarily to new employers making our services available, market performance, and contributions. AUC for plans in which the Income+ service has been made available was $227 billion as of December 31, 2014, an increase of 112% from $107 billion as of December 31, 2013.

AUM increased by 18% year over year to $104.4 billion as of December 31, 2014, from $88.2 billion as of December 31, 2013. The increase in AUM was driven primarily by contributions, net new enrollment into the Professional Management service, and market performance.

In billions	Q1’14	Q2’14	Q3’14	Q4’14
AUM, Beginning of Period	$88.2	92.0	98.4	101.9
New Enrollment(1)	3.9	4.0	6.5	3.9
Voluntary Cancellations(2)	(1.5)	(1.2)	(1.5)	(2.6)
Involuntary Cancellations(3)	(1.2)	(1.4)	(1.2)	(1.9)
Contributions(4)	1.5	1.6	1.6	1.7
Market Movement and Other(5)	1.1	3.4	(1.9)	1.4

AUM, End of Period	$92.0	$98.4	$101.9	$104.4

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.

(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differ from data provided in filings prior to September 30, 2012, as the previously reported contributions data represented only that subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-K to be filed for the period ended December 31, 2014.

Aggregate Investment Style Exposure for Portfolios Under Management

As of December 31, 2014, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	3%
Bonds	26%
Domestic Equity	45%
International Equity	26%

Total	100%

Quarterly Dividend

On February 12, 2015, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on April 6, 2015 to stockholders of record as of the close of business on March 23, 2015.

Stock Repurchase Program

On November 5, 2014, Financial Engines’ Board of Directors approved a twelve month stock repurchase program under which we may purchase up to $50 million of our Common Stock. During the fourth quarter, the Company purchased 280,000 shares for $9.2 million on the open market. Any stock repurchases may be made at times and in such amounts as management deems appropriate. The timing and amount of stock repurchased, if any, will depend on a variety of factors including stock price, market conditions, corporate and regulatory requirements, and any additional constraints related to material inside information the Company may possess. The repurchase is funded by available working capital. The weighted average shares repurchased have been deducted from our shares outstanding for the calculation of EPS and Non-GAAP Adjusted EPS.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at February 13, 2015 levels, the Company estimates that its 2015 revenue will be in the range of $313 million and $319 million and 2015 non-GAAP adjusted EBITDA will be in the range of $96 million to $100 million.

Conference Call

The Company will host a conference call to discuss fourth quarter 2014 financial results today at 5:00 PM ET. Hosting the call will be Larry Raffone, chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 348-6435, or for international callers, (412) 902-4238. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10059289. The replay will remain available until Friday, February 27, 2015, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is America’s largest independent investment advisor. We help people make the most of their retirement assets by providing professional investment management and advice.

Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe. Today, we offer retirement help to more than nine million employees across over 600 companies nationwide (including 144 of the Fortune 500). Our investment methodology, combined with powerful online services, dedicated advisor center and personal attention allow us to help more Americans get on the path to a secure retirement.

For more information, visit www.financialengines.com.

All advisory services provided by Financial Engines Advisors L.L.C., a federally registered investment advisor and wholly-owned subsidiary of Financial Engines, Inc. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, including factors which may impact our outlook, benefits of our services, objectives and growth strategy, investments in our services, our focus on taking advantage of our market opportunity, the benefits of our non-GAAP financial measures, and the anticipated amount, duration, methods, timing and other aspects of our stock repurchase program. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations. In addition, any negative impact on our operating results and financial condition as a result of the foregoing or other risks, including any unforeseen need for capital which may require us to divert funds we may have otherwise used for the stock repurchase program, may in turn negatively impact our ability to administer the repurchase of our common stock. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2013, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time including the Form 10-K to be filed for the year ended December 31, 2014. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or February 19, 2015 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,
	2013	2014
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$126,003	$126,564
Short-term investments	120,027	179,885
Accounts receivable, net of allowances of $124 and $172 as of December 31, 2013 and 2014, respectively	63,805	66,001
Prepaid expenses	3,271	3,763
Deferred tax assets	17,363	7,932
Other current assets	3,326	5,445

Total current assets	333,795	389,590
Property and equipment, net	15,273	20,723
Internal use software, net	8,530	6,421
Long-term deferred tax assets	4,989	6,844
Direct response advertising, net	9,717	8,202
Other assets	3,377	3,265

Total assets	$375,681	$435,045

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,801	$21,678
Accrued compensation	14,138	10,103
Deferred revenue	7,868	5,840
Dividend payable	2,540	3,113
Other current liabilities	959	1,161

Total current liabilities	46,306	41,895
Long-term deferred revenue	714	427
Long-term deferred rent	6,644	8,689
Other liabilities	131	3,823

Total liabilities	53,795	54,834

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2013 and 2014; None issued or outstanding as of December 31, 2013 and 2014	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2013 and 2014; 50,890 and 52,224 shares issued and 50,890 and 51,944 shares outstanding at December 31, 2013 and 2014, respectively	5	5
Additional paid-in capital	361,955	404,908
Treasury stock, at cost (no shares and 280 shares as of December 31, 2013 and 2014, respectively)	—	(9,182)
Accumulated deficit	(40,074)	(15,520)

Total stockholders’ equity	321,886	380,211

Total liabilities and stockholders’ equity	$375,681	$435,045

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
	(In thousands, except per share data)
Revenue:
Professional management	$56,358	$64,782	$202,811	$245,812
Platform	8,488	8,243	33,475	33,071
Other	382	478	2,672	3,037

Total revenue	65,228	73,503	238,958	281,920

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	24,873	29,381	91,990	112,817
Research and development	8,390	7,438	30,917	29,830
Sales and marketing	11,708	13,484	43,400	50,091
General and administrative	5,986	5,458	21,353	22,453
Amortization of internal use software	1,409	1,265	6,402	5,974

Total costs and expenses	52,366	57,026	194,062	221,165

Income from operations	12,862	16,477	44,896	60,755
Interest income, net	29	48	58	169
Other income (expense)	(3)	4	(13)	3

Income before income taxes	12,888	16,529	44,941	60,927
Income tax expense	3,614	6,455	14,986	23,975

Net and comprehensive income	9,274	10,074	29,955	36,952

Dividends declared per share of common stock	$0.05	$0.06	$0.20	$0.24
Net income per share attributableto holders of common stock
Basic	$0.18	$0.19	$0.61	$0.72
Diluted	$0.17	$0.19	$0.57	$0.69
Shares used to compute net income per share attributable to holders of common stock
Basic	50,599	51,958	49,512	51,601
Diluted	53,098	53,375	52,335	53,309

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	For the year ended December 31,
	2012	2013	2014
	(In thousands)
Cash flows from operating activities:
Net income	$18,574	$29,955	$36,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,084	4,024	4,930
Amortization of internal use software	5,726	6,007	5,614
Stock-based compensation	10,372	16,518	19,765
Amortization of deferred sales commissions	1,932	1,869	1,525
Amortization and impairment of direct response advertising	5,149	5,994	6,010
Amortization of premium (discount) on short-term investments	—	29	(69)
Provision for doubtful accounts	311	448	617
Deferred tax assets	8,652	13,502	10,869
Loss (gain) on fixed asset disposal	20	—	(17)
Excess tax benefit associated with stock-based compensation	(1,962)	(1,145)	(12,659)
Changes in operating assets and liabilities:
Accounts receivable	(14,444)	(19,626)	(2,813)
Prepaid expenses	(85)	(177)	(492)
Direct response advertising	(6,515)	(5,454)	(4,450)
Other assets	(2,631)	(1,321)	(3,533)
Accounts payable	6,844	6,510	13,653
Accrued compensation	(983)	1,859	(4,034)
Deferred revenue	(2,228)	(414)	(2,315)
Deferred rent	6,270	680	2,202

Net cash provided by operating activities	38,086	59,258	71,755

Cash flows from investing activities:
Purchase of property and equipment	(11,903)	(5,470)	(10,157)
Sale of property and equipment	—	—	17
Capitalization of internal use software	(5,389)	(4,323)	(3,571)
Purchases of short-term investments	—	(140,056)	(179,789)
Maturities of short-term investments	—	20,000	120,000
Restricted cash	550	759	—

Net cash used in investing activities	(16,742)	(129,090)	(73,500)

Cash flows from financing activities:
Payments on capital lease obligations	(22)	(66)	(105)
Net share settlements for stock-based awards minimum tax withholdings	(699)	(3,473)	(2,002)
Excess tax benefit associated with stock-based compensation	1,962	1,145	12,659
Cash dividend payments	—	(7,422)	(11,825)
Repurchase of common stock	—	—	(9,182)
Proceeds from issuance of common stock	13,644	24,420	12,761

Net cash provided by financing activities	14,885	14,604	2,306

Net increase (decrease) in cash and cash equivalents	36,229	(55,228)	561
Cash and cash equivalents, beginning of year	145,002	181,231	126,003

Cash and cash equivalents, end of year	$181,231	$126,003	$126,564

Supplemental cash flows information:
Income taxes paid, net of refunds	$194	$506	$91
Interest paid	$12	$9	$12
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$255	$34	$169
Unpaid purchases of property and equipment	$636	$1,063	$1,118
Capitalized stock-based compensation for internal use software	$353	$271	$294
Capitalized stock-based compensation for direct response advertising	$64	$76	$119
Dividends declared but not yet paid	$—	$2,540	$3,113

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Adjusted EBITDA	2013	2014	2013	2014
	(In thousands, unaudited)
Net income	$9,274	$10,074	$29,955	$36,952
Interest income, net	(29)	(48)	(58)	(169)
Income tax expense	3,614	6,455	14,986	23,975
Depreciation	1,136	1,437	4,024	4,930
Amortization of internal use software	1,328	1,181	6,007	5,613
Amortization and impairment of direct response advertising	1,503	1,379	5,994	6,010
Amortization of deferred sales commissions	437	353	1,869	1,526
Stock-based compensation	6,076	5,020	16,518	19,765

Non-GAAP Adjusted EBITDA	$23,339	$25,851	$79,295	$98,602

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Adjusted Net Income and Adjusted EPS	2013	2014	2013	2014
	(In thousands, except per shares data, unaudited)
Net income	$9,274	$10,074	$29,955	$36,952
Stock-based compensation, net of tax (1)	3,754	3,102	10,207	12,214
Income tax benefit from release of valuation allowance	(1,125)	(243)	(1,125)	(243)

Non-GAAP Adjusted Net Income	$11,903	$12,933	$39,037	$48,923

Non-GAAP Adjusted Earnings Per Share	$0.22	$0.24	$0.75	$0.92
Shares of common stock outstanding	50,599	51,958	49,512	51,601
Dilutive stock options, RSUs and PSUs	2,499	1,417	2,823	1,708

Non-GAAP adjusted common shares outstanding	53,098	53,375	52,335	53,309

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.